Filed Pursuant to Rule 424(b)(3)
Registration No. 333-252087
PROSPECTUS SUPPLEMENT
Dated March 2, 2022
(To Prospectus Dated January 21, 2021)

1,066,666 Shares of Common Stock Issuable upon Exercise of Outstanding Warrants

This prospectus supplement (“Supplement”) modifies, supersedes and supplements certain information contained in, and should be read in conjunction with, that certain prospectus (the “Original Prospectus”) filed with the Securities and Exchange Commission (the “SEC”) by First Wave BioPharma, Inc. (f/k/a AzurRx BioPharma, Inc.) (the “Company”), dated January 21, 2021, related to the resale from time to time by the selling stockholder named therein of shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), it may acquire upon (i) the conversion of outstanding Series C 9.00% Convertible Junior Preferred Stock, par value $0.0001 per share (the “Series C Preferred Stock”), (ii) upon the exercise of outstanding warrants to purchase up to 1,066,666 shares of Common Stock at an exercise price of $8.00 per share (“Investor Warrants”) and (iii) upon the exercise of any pre-funded warrants issued or issuable upon the conversion of the Series C Preferred Stock. This Supplement is not complete without, and may not be delivered or used except in connection with, the Prospectus.

The Common Stock is listed on the Nasdaq Capital Market under the symbol “FWBI.” On February 25, 2022, the last reported sale price of the Common Stock on the Nasdaq Capital Market was $1.26 per share.  Information in this Supplement gives effect to a one-for-ten reverse stock split of the Common Stock effected on September 13, 2021.

The information contained in this Supplement modifies and supersedes, in part, the information in the Prospectus. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this Supplement.

We may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

Investing in our securities involves risks. See “Risk Factors” beginning on page 8 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

FORWARD-LOOKING STATEMENTS

You should carefully consider the risk factors set forth in the Prospectus, as well as the other information contained in this Supplement and the Prospectus. This Supplement and the Prospectus contains forward-looking statements regarding events, conditions, and financial trends that may affect our plan of operation, business strategy, operating results, and financial position. You are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially from those included within the forward-looking statements as a result of various factors. Cautionary statements in the “Risk Factors” section of the Prospectus identify important risks and uncertainties affecting our future, which could cause actual results to differ materially from the forward-looking statements made or included in this Supplement and the Prospectus.

AMENDMENTS TO INVESTOR WARRANTS

On March 1, 2022, in connection with a securities purchase agreement entered into by the Company with an institutional investor dated February 27, 2022, the Company filed a prospectus supplement (the “Registered Direct Prospectus Supplement”) and the accompanying base prospectus with the SEC under the Company’s registration statement on Form S-3 (Registration No. 333-256476) in accordance with Rule 424(b)(5) of the Securities Act of 1933, as amended. Pursuant to the securities purchase agreement and the Registered Direct Prospectus Supplement, the Company offered and sold (i) 1,650,000 shares of Common Stock, (ii) Prefunded Warrants to purchase up to 4,848,195 shares of Common Stock and (iii) Series C Warrants to purchase up to an aggregate of 6,498,195 shares of Common Stock (“Series C Warrants”) (the “Registered Direct Offering”).

This Supplement is being filed to disclose the following:

In connection the Registered Direct Offering, the Company entered into a Warrant Amendment Agreement (the “Warrant Amendment Agreement”) with the investor in the Registered Direct Offering pursuant to which, in consideration for such investor’s purchase of $9.0 million of securities in the Registered Direct Offering (the “Purchase Commitment”) and payment of $0.0281 per share for each share of common stock issuable upon exercise of the Investor Warrants and certain other warrants held by the investor to purchase up to 392,927 shares of Common Stock at an exercise price of $12.10 per share (the “Cash Consideration”), the Company agreed to (i) reduce the exercise price of the Investor Warrants and such other warrants to $1.26 per share and (ii) extend the termination date of the Investor Warrants and such other warrants to March 2, 2027, effective upon the consummation of the Registered Direct Offering, the payment of the Cash Consideration and confirmation by the placement agent of the Registered Direct Offering that the investor satisfied the Purchase Commitment.  The Registered Direct Offering closed on March 2, 2022 at which time the investor satisfied its Purchase Commitment and paid the Cash Consideration to the Company.

The date of this Prospectus Supplement is March 2, 2022.